EXHIBIT 23.3

CONSENT OF JASON COX, P.Eng.

I refer to the technical report prepared by Roscoe Postle Associates Inc. entitled "Technical Report on the Mineral Resource Update for the Juanicipio Joint Venture, Zacatecas State, Mexico", dated June 12, 2014 as amended June 30, 2014 (the "Technical Report") that are referenced in the Registrant's Annual Information Form ("AIF") of MAG Silver Corp. for the fiscal year ended December 31, 2015, filed as Exhibit 99.1 to this Annual Report on Form 40-F with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. I was responsible for preparing, authoring and certifying the Technical Report.

I hereby consent to reference to my name and to the use of the Technical Report in the AIF filed as Exhibit 99.1 to this Annual Report on Form 40-F.

Sincerely,

/s/ "Jason Cox"
Jason Cox, P.Eng.
March 24, 2016